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As filed with the Securities and Exchange Commission on March 12, 2002

Registration No. 333-72268

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE
Amendment No. 1 To
FORM S-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CALYPTE BIOMEDICAL CORPORATION
(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation or organization)	3826 Primary Standard Industrial Classification Code Number)	06-1226727 (I.R.S. Employer Identification No.)

1265 HARBOR BAY PARKWAY, ALAMEDA, CALIFORNIA 94502, (510) 749-5100

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

NANCY E. KATZ
Chief Executive Officer and President
Calypte Biomedical Corporation
1265 Harbor Bay Parkway
Alameda, California 94502
(510) 749-5100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

BRUCE W. JENETT, ESQ.
HELLER EHRMAN WHITE & MCAULIFFE
275 MIDDLEFIELD ROAD
MENLO PARK, CALIFORNIA 94025-3506
(650) 324-7000 (PHONE)
(650) 324-0638 (FAX)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /x/.

        If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this form, check the following box. /x/.

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

        The Registrant hereby amends this Post-Effective Amendment No. 1 to the Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

SUBJECT TO COMPLETION, DATED March 12, 2002

PROSPECTUS

CALYPTE BIOMEDICAL CORPORATION

30,000,000 Shares of Common Stock

        This prospectus relates to the resale of our common stock by Townsbury Investments Limited, a British Virgin Islands corporation, of up to 25,692,714 shares of common stock that may be issued through a common stock purchase agreement between us and Townsbury, as further described in this prospectus. See "COMMON STOCK PURCHASE AGREEMENT" in this prospectus. This prospectus also relates to the registering for resale of 4,192,286 shares of our common stock underlying warrants issued to Townsbury in connection with the common stock purchase agreement and an additional 115,000 shares that we issued to Townsbury to cover their nonrecurring legal and accounting expenses related to the common stock purchase agreement.

        Townsbury may resell those shares using this prospectus.

        Townsbury is an "underwriter" within the meaning of the Securities Act of 1933 in connection with its sales.

        Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol "CALY." The last reported sales price for our common stock on March 8, 2002 was $0.22 per share.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS"
BEGINNING ON PAGE 4.

        We may amend or supplement this Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make your investment decision.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is March    , 2002

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus. We incorporate by reference the documents listed below which we have previously filed with the SEC.

1.
The Company's Annual Report filed on Form 10-K for the fiscal year ended December 31, 2001.

        A copy of our above mentioned 10-K is included with this prospectus. You may request another copy of the 10-K, at no cost, by writing or telephoning us at the following address:

Calypte Biomedical Corporation
1265 Harbor Bay Parkway
Alameda, California 94502
Attention: President
Telephone: (510) 749-5100.

        You should rely only on information incorporated by reference or provided in this Prospectus. We have not authorized anyone else to provide you with different information.

        From time to time, information we provide or statements made by our directors, officers or employees may constitute "forward-looking" statements under the Private Securities Litigation Reform Act of 1995 and are subject to numerous risks and uncertainties. Any statements made in this Prospectus, including any statements incorporated herein by reference, that are not statements of historical fact are forward-looking statements (including, but not limited to, statements concerning the characteristics and growth of our market and customers, our objectives and plans for future operations and products and our liquidity and capital resources). Such forward-looking statements are based on current expectations subject to uncertainties and other factors which may involve known and unknown risks that could cause actual results of operations to differ materially from those projected or implied. Further, certain forward-looking statements are based upon assumptions about future events which may not prove to be accurate. Risks and uncertainties inherent in forward looking statements include, but are not limited to:

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  our ability to obtain additional financing that will be necessary to fund our continuing operations;

  •
  fluctuations in our operating results;

  •
  announcements of technological innovations or new products which we or our competitors make;

  •
  FDA and international regulatory actions;

  •
  availability of reimbursement for use of our products from private health insurers, governmental health administration authorities and other third-party payors;

  •
  developments with respect to patents or proprietary rights;

  •
  public concern as to the safety of products that we or others develop;

  •
  changes in health care policy in the United States or abroad;

  •
  changes in stock market analysts' recommendations regarding Calypte, other medical products companies or the medical product industry generally;

  •
  fluctuations in market demand for and supply of our products; and

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  price and volume fluctuations in the stock market at large which do not relate to our operating performance.

        For a further discussion of these and other significant factors to consider in connection with forward-looking statements, see the discussion in this Prospectus under the heading "RISK FACTORS".

THE COMPANY

        Calypte Biomedical Corporation ("Calypte" or the "Company") believes that it is a leader in the development of a urine-based screening test for the detection of antibodies to the Human Immunodeficiency Virus, Type-1 ("HIV-1"), the putative cause of Acquired Immunodeficiency Syndrome ("AIDS"). The Company has integrated several proprietary technologies to develop a test which, in Company-funded clinical trials conducted by or on behalf of the Company, detected the presence of HIV antibodies in urine with 99.7% sensitivity in subjects known to be HIV-1 infected (as identified through blood-based screening tests). In subjects at low risk for HIV ("low risk subjects"), the specificity of the screening test with a companion Western Blot supplemental test was 100%. Calypte believes that its proprietary urine-based test offers significant advantages compared to existing blood-based tests, including ease-of-use, lower costs, and significantly reduced risk of infection from collecting and handling specimens. Urine collection is non-invasive and painless, and urine is the most commonly collected body fluid. The Company believes that most customers will find the cost of collecting, handling, testing and disposing of urine specimens to be significantly less than that of blood or other bodily fluid specimens. Independent studies report that the likelihood of finding infectious HIV virus in urine is extremely low, which greatly reduces the risk and cost of accidental exposure to health care workers, laboratory personnel, and patients being tested.

        We were incorporated as a Delaware corporation in 1996. As of December 31, 2001, we had approximately 66 full-time employees. We are located at 1265 Harbor Bay Parkway, Alameda, California 94502, telephone number (510) 749-5100.

RECENT DEVELOPMENTS

        On February 12, 2002, we announced that we signed an agreement to place up to $850,000 in two secured convertible debentures with a private investment fund in a private placement pursuant to Regulation D of the Securities Act. In conjunction with this transaction, we issued warrants to purchase up to 13,700,000 shares of our Common Stock. Subject to certain trading volume restrictions as defined below, the agreement obligates the fund to purchase 12,000,000 shares covered by these warrants during the twelve months following the effectiveness of a registration statement that we will file with the Securities and Exchange Commission to register the resale of the shares. Based on current market conditions, if we issues both debentures, we expect that the aggregate net proceeds from the debentures and the mandatory exercise of the warrants will amount to approximately $2.1 million.

        Under this arrangement, we will issue two secured convertible debentures to the investment fund with a principal amount of $425,000 each, at a 12% interest rate. We issued the first debenture on February 12, 2002 and received $376,000 in proceeds after deducting expenses of the transaction. We plan to issue the second debenture when the registration statement is declared effective by the SEC. We expect to file the registration statement during March 2002. Each debenture will mature two years from the date of issue. Under the terms of the debentures, the investment fund can elect at any time prior to maturity to convert the balance outstanding on the debentures into shares of our common stock. Once the registration statement is declared effective, the investment fund is required to convert the debentures and to exercise the warrants each month at a rate equal to a minimum of 5% and 7.5% respectively of the trading volume in Calypte shares for the preceding 60 days. The exercise price of the warrants and the conversion price of the debentures are at floating prices that represent a discount to the trading price of our shares for the 20 trading days preceding the exercise and conversion.

        On February 12, 2002, the Company completed a restructure of $1.6 million of its past due accounts payable and certain 2002 obligations with 28 of its trade creditors. Under the restructuring, the Company issued approximately 1.4 million shares of its Common Stock at various negotiated prices per share with the trade creditors in satisfaction of the specified debt. The issuance of shares was exempt from registration pursuant to Regulation D of the Securities Act. The Company agreed to register the shares within 60 business days of the closing date.

THE OFFERING

Common stock outstanding as of March 8, 2002	43,539,974 shares
Shares offered by selling security holder	30,000,000 shares
Risk Factors	The shares involve a high degree of risk. Investors should carefully consider the information set forth under "RISK FACTORS".
Use of Proceeds	We will not receive any proceeds from the sale of the shares by the selling security holder.
Over-the-Counter Bulletin Board trading symbol	CALY

RISK FACTORS

        In addition to the other information in this Prospectus or incorporated herein by reference, the following risk factors should be considered carefully in evaluating our business before purchasing the shares offered in this Prospectus.

Risks Related to Our Financial Condition

If We are Unable to Obtain Additional Funds We May Have to Significantly Curtail the Scope of Our Operations and Alter Our Business Model.

        We do not believe that our currently available financing will be adequate to sustain operations at current levels through the second quarter of 2002, or to permit us to achieve the revenue and profitability guidance provided previously and we do not know if we will succeed in raising funds through our ongoing offering of equity securities to overseas investors pursuant to Regulation S. We must achieve profitability for our business model to succeed. Prior to accomplishing this goal, we will need to raise additional funds, from equity or debt sources. We believe that we may need to arrange additional financing of approximately $5 million in the next twelve months because amounts available under our October 2001 equity line of credit and the convertible debentures and warrants that we agreed to issue in February 2002 may not be sufficient to meet our cash needs in the future. In addition, business and economic conditions may make it unfeasible or undesirable to draw down under the equity line of credit at every opportunity, and only one draw down may occur at a time. If additional financing is not available when required or is not available on acceptable terms, we may be unable to continue our operations at current levels. As of December 31, 2001, our cash on-hand was $287,000. During the fourth quarter of 2001, our cash receipts exceeded our cash expenditures by $239,000 but our trade payables and accrued expenses increased by $274,000. We are actively engaged in seeking additional financing in a variety of venues and formats and we continue to impose actions designed to minimize our operating losses. We would consider strategic opportunities, including investment in the Company, a merger or other comparable transaction, to sustain our operations. We do not currently have any agreements in place with respect to any such strategic opportunity, and there can be no assurance that additional capital will be available to us on acceptable terms, or at all. Our inability to obtain additional financing or to arrange a suitable strategic opportunity will place us in significant financial jeopardy.

Our Independent Auditors have Stated that Our Recurring Losses from Operations and Our Accumulated Deficit Raise Substantial Doubt about Our Ability to Continue as a Going Concern.

        The report of KPMG LLP dated February 8, 2002 covering the December 31, 2001 consolidated financial statements contains an explanatory paragraph that states that our recurring losses from operations and accumulated deficit raise substantial doubt about our ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty. We will need to raise more money to continue to finance our operations. We may not be able to obtain additional financing on acceptable terms, or at all. Any failure to raise additional financing will likely place us in significant financial jeopardy.

Our Financial Condition has Adversely Effected Our Ability to Pay Suppliers, Service Providers and Licensors on a Timely Basis which may Jeopardize Our Ability to Continue Our Operations and to Maintain License Rights Necessary to Continue Shipments and Sales of Our Products.

        As of December 31, 2001, our accounts payable totaled $4.1 million, of which $3.7 million were over 60 days old. We have been engaged in negotiations with our creditors to restructure and reschedule our payments. On February 12, 2002, we completed a restructuring of approximately $1.6 million of our trade debt and royalty payments, pursuant to which 28 creditors agreed to discharge such debt in exchange for a total of approximately 1.4 million shares of our Common Stock. However, if we are unable to obtain additional financing on acceptable terms, our ability to make timely payments to our critical suppliers, service providers and to licensors of intellectual property used in our products will be jeopardized and we may be unable to obtain critical supplies and services and to maintain licenses necessary for us to continue to manufacture, ship and sell our products.

The Company and the Price of Our Shares May be Adversely Affected By the Public Sale of a Significant Number of the Shares Eligible for Future Sale.

        All but a very small number of the outstanding shares of our Common Stock are freely tradable. Sales of Common Stock in the public market could materially adversely affect the market price of our Common Stock. Such sales also may inhibit our ability to obtain future equity or equity-related financing on acceptable terms.

        At our Annual Meeting of Stockholders on September 20, 2001, our stockholders approved an increase in the number of authorized shares of the Company's Common Stock from 50 million to 200 million. In addition to the shares that we are issuing to the investors pursuant to the equity line and the convertible debentures and warrants, we may also issue as many as $10 million worth of shares pursuant to the Regulation S offering. If we are unable to successfully conclude the Regulation S Offering, we expect that it will be necessary to issue a significant number of these newly authorized shares pursuant to potential agreements to finance our operations over the next several quarters. The registration and issuance of these shares pursuant to a future financing arrangement could have a significant adverse affect on the trading price of our Common Stock.

The Sale of Material Amounts of Our Common Stock to Finance the Continuing Operations of the Company and the Eligibility of Issued Shares for Resale May Substantially Dilute Our Common Stock and Place Significant Downward Pressure on its Trading Price.

        Our need to raise funds through the sale of equity in the Company will likely result in the issuance of a significant number of shares of Common Stock in relation to the number of shares currently outstanding. In the past, we have raised money through the sale of shares of our Common Stock at a discount to the current market price. Such arrangements have included the private sale of shares to investors on the condition that we register such shares for resale by the investors to the public. These arrangements have taken various forms including Private Investments in Public Equities, or "PIPE" transactions, equity lines of credit such as those we have utilized this year, and convertible debentures and warrants. We expect that the additional financing arrangements we are currently considering, including the Regulation S offering, will take similar forms to such prior financing arrangements. Moreover, the perceived risk of dilution may cause our existing stockholders and other holders to sell their shares of stock, which would contribute to a decrease in our stock price. In this regard, significant downward pressure on the trading price of our stock may also cause investors to engage in short sales, which would further contribute to significant downward pressure on the trading price of our stock.

We Have Incurred Losses in the Past and We Expect to Incur Losses in the Future.

        We have incurred losses in each year since our inception. Our net loss for the year ended December 31, 2001 was $9.1 million and our accumulated deficit as of December 31, 2001 was $88.2 million. We expect operating losses to continue for up to the next seven quarters as we continue our marketing and sales activities for our FDA-approved products and conduct additional research and development for product and process improvements and new products.

Risks Related to the Equity Line of Credit and the Convertible Debentures and Warrants Agreement,
(the "Recent Financings")

If the Price or the Trading Volume of Our Common Stock Does Not Reach Certain Levels, We Will be Unable to Draw Down All or Substantially All of the Expected Proceeds Under the Recent Financings, Which May Force Us to Significantly Curtail the Scope of Our Operations and Alter Our Business Plan.

        The maximum amount of a draw down under the equity line facility is equal to a formula based upon the weighted average price for our Common Stock and its trading volume during the 60 calendar day period immediately prior to the date that we deliver notice to the investor of our intention to exercise a draw down, multiplied by the number of days in the draw down period. We are allowed to exceed the maximum draw down amount only if we agree to set the minimum threshold price of the draw down, which is the stock price below which we will not draw down on the equity line, at 80% of the average of the five daily volume weighted average prices immediately prior to the issuance of the draw down notice. Days on which the price of our Common Stock is less than the minimum threshold price will be excluded from the calculation of the draw down amount and will therefore reduce the amount of funds that we may draw down. Additionally, the investment fund is required to convert a portion of the debentures and exercise certain of the warrants each month based on a formula determined by the trading volume of our Common Stock for the preceding 60 days.

        As a result, if our stock price and trading volume fall below certain levels, then either the maximum draw down amount formula or the mandatory threshold price will probably prevent us from being able to draw down all $10 million pursuant to the equity line facility. For example, during the 60 calendar day period ended October 19, 2001, our weighted average stock price was $0.24 per share and our total trading volume was approximately 10.28 million shares. Based on those stock price and trading volume levels during such period, the maximum draw down amount available to us over the two-year term of the equity line facility would be approximately $4.4 million. Even if we exceeded the maximum draw down amount available, the mandatory threshold price would be likely to reduce the amount actually purchased at the end of the pricing period. Accordingly, our stock price and the trading volume of our stock will have to increase substantially in the future in order for us to have access to the full $10 million under the equity line. Additionally, if our trading volume and stock price do not increase, the investment fund may not entirely convert the debentures or completely exercise the warrants, and we may not receive the entire $2.1 million in expected proceeds from these transactions. If we are unable to draw down the full $10 million under the equity line or realize the expected proceeds of the debentures and warrants, we may have to curtail the scope of our operations as contemplated by our business plan.

        The amount of funds that we may receive upon exercise of the Class B Warrants issued in conjunction with the convertible debentures is likewise limited by our trading volume. The debenture holder is obligated to convert the debentures each month at a rate that will result in the exercise of a number of warrants equal to at least 7% of the trading volume of our shares for the 60 days immediately preceding the conversion. Accordingly, if the trading volume of our shares does not reach certain levels and our stock price does not increase, it will reduce the number of warrants that the debenture holder will exercise upon conversion and reduce the amount of funds that we may receive upon exercise of the warrants.

Our Recent Financings and the Issuance of Shares to the Investors Pursuant to the Recent Financings May Cause Significant Dilution to Our Stockholders and May Have a Negative Impact on the Market Price of Our Common Stock.

        The resale by the investors of the Common Stock that they purchase from us will increase the number of our publicly traded shares, which could put downward pressure on the market price of our Common Stock. Moreover, as all the shares we sell to the investors will be available for immediate resale, the mere prospect of our sales to the investors could depress the market price for our Common Stock. The shares of our Common Stock issuable to the investor under the equity line facility will be sold at 88% of the daily volume weighted average price of our Common Stock on the date of purchase subject to adjustment if our market capitalization increases significantly. The proceeds paid to us upon each draw down will be net of a 5% placement fee to Ladenburg Thalmann & Co., the investment bank that introduced us to the investor. If we were to require the investor to purchase our Common Stock at a time when our stock price is low, our existing Common Stockholders will experience substantial dilution. Further, we are required to draw the maximum allowable amount under the equity line equal to the amount raised through the convertible debt ($850,000) and warrant exercises.

        Similarly, the shares of our Common Stock issuable to the debenture holder upon conversion of the debenture will be converted at a conversion price equal to 70% of the 3 lowest trading prices of our Common Stock during the 20 trading days immediately preceding the conversion and the warrant shares issuable pursuant to the exercise of the Class B warrants will be issued at an exercise price equal to 75% of the 3 lowest trading prices of our Common Stock during the same period. Following effectiveness of the registration statement for the shares underlying the debentures and warrants, the debenture holder is obligated to convert the debentures each month at a rate that will result in the issuance of a number of shares equal to at least 5% of the trading volume of shares of our Common Stock for the preceding 60 trading days and to exercise the Class B warrants at a rate equal to at least 7.5% of such trading volume. The issuance of shares to the investors may therefore dilute the equity interest of existing stockholders and could have an adverse effect on the market price of our Common Stock.

        In addition, depending on the price per share of our Common Stock during the life of the Recent Financings, we may need to register additional shares for resale to access the full amount of financing available, which could have a further dilutive effect on the value of our Common Stock.

        The perceived risk of dilution may cause our stockholders to sell their shares, which would contribute to a downward movement in the stock price of our Common Stock. Moreover, the perceived risk of dilution and the resulting downward pressure on our stock price could encourage investors to engage in short sales of our Common Stock. By increasing the number of shares offered for sale, material amounts of short selling could further contribute to progressive price declines in our Common Stock.

We Cannot Determine the Precise Amount by Which the Interests of Other Security Holders Will Be Diluted by Draw Downs and Conversions Under the Recent Financings Because the Number, Size and the Timing of Draw Downs, Debt and Warrant Conversions, and the Minimum Threshold Price for Each Depends Upon a Number of Factors.

        We have substantial discretion as well as mandatory requirements regarding the number, size and timing of the draw downs and debt and warrant conversions that will occur under the Recent Financings. In addition, when we are not subject to mandatory draw downs under the equity line, at the time we make a draw down request, we have the right to limit the amount of dilution that will occur by setting a minimum threshold price below which shares may not be sold in that draw down. However, if we set the minimum threshold price at a level high enough to limit the sale of our shares, the amount of funds we can raise in that draw down will also be reduced. Some of the factors that we will consider in determining the size and amount of each draw down and the minimum threshold price are:

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  our short-term and long-term operating capital requirements;

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  our actual and projected revenues and expenses;

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  our assessment of general market and economic conditions;

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  our assessment of risks and opportunities in our targeted markets;

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  the availability and cost of alternative sources of financing; and

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  the trading price of our Common Stock and our expectations with respect to its future trading price.

        Our discretion with respect to the number, size and timing of each draw down request is also subject to a number of contractual limitations. Similarly, the debenture holder may be issued shares upon conversion of the debentures and exercise of the warrants at a minimum monthly rate equal to 5% and 7.5% respectively of the trading volume of our Common Stock for the 60 trading days preceding such conversion up to a maximum of 2 million shares per month, subject to waiver of such limitation by the Company.

We Cannot Determine the Precise Amount by Which the Interests of Other Security Holders Will be Diluted by Our Sales Under the Recent Financings Because the Number of Shares We Will Sell Depends Upon the Trading Price of the Shares During each Draw Down and Conversion Period.

        The number of shares that we will sell is directly related to the trading price of our Common Stock during each draw down and debt conversion period. As the price of our Common Stock decreases, and if we decide to or are required to draw down on the equity line of credit, we will be required to issue more shares of our Common Stock for any given dollar amount invested by the investor. Similarly, the number of shares issuable under the debt conversion increases as the trading price of our Common Stock decreases although such number of shares is subject to a minimum equal to 12.5% of the trading volume for the 60 trading days immediately preceding the date of conversion up to a maximum of 2 million shares per month, which maximum may be waived by the Company. Accordingly, investors may find it difficult to predict the number of shares of our Common Stock that will be sold on the public market and which may adversely affect the market price of our Common Stock.

The Sale of Material Amounts of Our Common Stock Could Reduce the Price of Our Common Stock and Encourage Short Sales.

        As we sell shares of our Common Stock to the investors pursuant to the Recent Financings and then the investors sell the Common Stock, our Common Stock price may decrease due to the additional shares in the market. As the price of our Common Stock decreases, and if we or as we decide to draw down on the equity line of credit, and as we are required to convert from debt to equity under the Convertible Debt facility, we will be required to issue more shares of our Common Stock for any given dollar amount invested by the investor. This may encourage short sales, which could place further downward pressure on the price of our Common Stock.

Because the Investors in the Recent Financings are Residents of a Foreign Country, It may be Difficult or Impossible to Obtain or Enforce Judgments Against Them and the Investors are also Subject to United States and Foreign Laws that Could Affect our Ability to Access the Funds.

        The investors are off-shore residents and a substantial portion of their assets are located outside of the United States. As a result, it may be difficult or impossible to effect service of process on Investor within the United States. It may also be difficult or impossible to enforce judgments entered against the Investors in courts in the United States based on civil liability provisions of the securities laws of the United States. In addition, judgments obtained in the United States, especially those awarding punitive damages, may not be enforceable in foreign countries.

        As overseas investment funds, the investors are also subject to United States and foreign laws regulating the international flow of currency over which we have no control and which could affect the availability of the funds. Any delay in our ability to receive funds under the Recent Financings when expected could prevent us from receiving necessary capital and place us in significant financial jeopardy.

Risks Related to the Market for our Common Stock

We Have Been Removed From the Nasdaq SmallCap Market and We Are Uncertain How Trading on the Over the Counter Bulletin Board Will Affect the Liquidity and Share Value of Our Stock.

        On July 13, 2001 our stock was removed from trading on the Nasdaq SmallCap Market as a result of the failure to comply with the Nasdaq Stock Market rules that required the minimum bid price for our Common Stock to exceed $1.00 per share and that we meet at least one of the following criteria:

  •
  have net tangible assets equal at least $2.0 million;

  •
  have market capitalization is equal to $35.0 million in public float; or

  •
  recognize net income of at least $500,000 in our most recent fiscal year or in two of our three previous fiscal years.

        Beginning on July 13, 2001, our stock has traded on the Over-the-Counter Bulletin Board. Although the per share price of our Common Stock has declined since it was delisted from the Nasdaq SmallCap Market, trading volume in our stock has remained fairly constant. We are uncertain, however, about the long-term impact, if any, on trading volume and share value as a result of trading on the Over-the-Counter Bulletin Board.

The Price of Our Common Stock Has Been Highly Volatile Due to Several Factors Which Will Continue to Affect the Price of Our Stock.

        Our Common Stock has traded as low as $0.09 per share and as high as $1.47 per share in the twelve months ended December 31, 2001. Some of the factors leading to the volatility include:

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  price and volume fluctuations in the stock market at large which do not relate to our operating performance;
  •
  fluctuations in our operating results;
  •
  concerns about our ability to finance our continuing operations;
  •
  financing arrangements, including the Recent Financings, and other financings we may enter which require the issuance of a significant number of shares in relation to the number of shares currently outstanding;
  •
  announcements of technological innovations or new products which we or our competitors make;
  •
  FDA and international regulatory actions;
  •
  availability of reimbursement for use of our products from private health insurers, governmental health administration authorities and other third-party payors;
  •
  developments with respect to patents or proprietary rights;
  •
  public concern as to the safety of products that we or others develop;
  •
  changes in health care policy in the United States or abroad;
  •
  changes in stock market analysts' recommendations regarding Calypte, other medical products companies or the medical product industry generally, and
  •
  fluctuations in market demand for and supply of our products.

An Investor's Ability to Trade Our Common Stock May Be Limited By Trading Volume.

        The trading volume in our common shares has been relatively limited. A consistently active trading market for our Common Stock may not continue on the Over the Counter Bulletin Board. The average daily trading volume in our Common Stock on the Over the Counter Bulletin Board from the start of trading on July 13, 2001 through December 31, 2001 was approximately 260,000 shares. Daily volume during that period ranged from 13,200 shares to 1,065,300 shares. The average daily trading volume in our Common Stock on the Nasdaq SmallCap Market was approximately 386,000 shares for the twelve months ended July 12, 2001. Our daily volume during that period ranged from 33,800 to 22,257,600 shares.

Risks Related to our Business

Our Quarterly Results May Fluctuate Due to Certain Regulatory, Marketing and Competitive Factors Over Which We Have Little or No Control.

        The factors listed below, some of which we cannot control, may cause our revenues and results of operations to fluctuate significantly:

  •
  actions taken by the FDA or foreign regulatory bodies relating to our products;
  •
  the extent to which our products and our HIV and STD testing service gain market acceptance;
  •
  the timing and size of distributor purchases; and
  •
  introductions of alternative means for testing for HIV by competitors.

We Have Limited Experience Selling and Marketing Our HIV-1 Urine-Based Screening Test.

        Our urine-based products incorporate a unique method of determining the presence of HIV antibodies and we have limited experience marketing and selling them either directly or through our distributors. Calypte's success depends upon the ability of domestic marketing efforts to penetrate expanded markets and upon alliances with third-party international distributors. There can be no assurance that:

  •
  our direct selling efforts will be effective;
  •
  we will obtain any expanded degree of market acceptance among physicians, patients or health care payors; or others in the medical or public health community which are essential for expanded market acceptance of the products;
  •
  our international distributors will successfully market our products; or
  •
  if our relationships with distributors terminate, we will be able to establish relationships with other distributors on satisfactory terms, if at all.

        We have had FDA approval to market our urine HIV-1 screening and supplemental tests in the United States and have been marketing these products since July 1998. We have achieved significant market penetration within the domestic life insurance industry, however, we have not achieved significant marketing penetration in domestic public health agencies or internationally. Any disruption in our distribution, sales or marketing network could reduce our sales revenues and cause us to either cease operations or expend more resources on market penetration.

Our Distribution and Sales Network for U.S. Hospitals, Public Health and Reference Laboratory Markets Has Thus Far Failed to Yield Significant Sales and Revenues.

        We entered into distribution agreements with distributors of medical products to domestic healthcare markets, including the distribution agreement announced in September 1999 with Carter Wallace Inc. and the Sentinel HIV and STD Testing Service announced in May 2000. These agreements did not yield significant sales and revenues and we terminated the agreement with Carter-Wallace effective March 31, 2001. We have expanded our own direct sales force to penetrate the domestic healthcare markets and, in conjunction with other business partners, have re-launched Sentinel. If our efforts to market our products to domestic hospitals, public health and reference laboratories fail to yield significant amounts of revenue, we may have to cease operations.

We Depend Upon the Viability of Three Primary Products—Our HIV-1 Urine-Based Screening Test and Our Urine and Blood Based Supplemental Tests.

        Our HIV-1 urine-based screening test and urine and blood-based supplemental tests are our only products. In addition, we have from time to time been able to make significant sales of our HIV viral lysate or antigen stock that we Accordingly, we may have to cease operations if our screening and supplemental tests fail to achieve market acceptance or generate significant revenues.

We May Not be Able to Successfully Develop and Market New Products That We Plan to Introduce.

        We plan to develop other urine-based diagnostic products including a rapid HIV screening test and tests for other infectious diseases or health conditions. There are numerous developmental and regulatory issues that may preclude the introduction of these products into commercial sale. If we are unable to demonstrate the feasibility of these products or meet regulatory requirements with respect to their marketing, we may have to abandon them and alter our business plan. Such modifications to our business plan will likely delay achievement of milestones related to revenue increases and achievement of profitability.

Our Products Depend Upon Rights To Technology That We Have Licensed From Third Party Patent Holders and There Can Be No Assurance That the Rights We Have Under These Licensing Agreements Are Sufficient or That We Can Adequately Protect Those Rights.

        We currently have the right to use patent and proprietary rights which are material to the manufacture and sale of our HIV-1 urine-based screening test under licensing agreements with New York University, Cambridge Biotech Corporation, Repligen Corporation, and the Texas A&M University System. We also have the right to use patent and proprietary rights material to the manufacture and sale of our HIV-1 serum-based supplemental test under a licensing agreement with National Institutes of Health. Also, if our financial condition reduces our ability to pay royalty payments due under our license agreements, our rights to use those licenses could be jeopardized.

        In addition, we have received correspondence from the National Institutes of Health alleging that our HIV-1 urine-based test products are also subject to the patent under which we license our serum-based supplemental test and requesting the payment of additional license fees of approximately $300,000 for past shipments plus a royalty on future shipment of our urine-based products. We have informed the NIH that we do not agree with their analysis of the patent in question. However, we cannot assure that we will be successful if the matter is pursued further by NIH, or if it is litigated. If our analysis of the patent does not prevail and if we become subject to royalty payments to the NIH for past and future shipments of our urine-based test products it would reduce the funds that we have available to fund our continuing operations and might result in a decrease in our gross margin on those products and/or cause us to increase the price of those products, which could adversely affect the market share for our urine-based products.

We Rely On Sole Source Suppliers That We Cannot Quickly Replace For Certain Components Critical To The Manufacture of Our Products.

        Any delay or interruption in the supply of these sole source components could have a material adverse effect on us by significantly impairing our ability to manufacture products in sufficient quantities, particularly as we increase our manufacturing activities in support of commercial sales. In addition, if our financial condition reduces our, ability to pay for critical components on a timely basis, it may cause suppliers to delay or cease selling critical components to us, which could also impair our ability to manufacture.

We Have Limited Experience in Manufacturing Our Products and Little Experience in Manufacturing Our Products In Commercial Quantities.

        We may encounter difficulties in scaling-up production of new products, including problems involving:

  •
  production yields;
  •
  quality control and assurance;
  •
  raw material supply; and
  •
  shortages of qualified personnel.

        Any such difficulty would affect our ability to meet increases in demand should our products gain market acceptance and reduce growth in our sales revenues.

The Success of Our Plans to Enter International Markets May Be Limited or Disrupted Due to Risks Related to International Trade and Marketing and the Capabilities of Our Distributors.

        We anticipate that international distributor sales will generate a significant portion of our revenues for the next several years. We believe that our urine-based test can provide significant benefits in countries that do not have the facilities or personnel to safely and effectively collect and test blood or other bodily fluid samples. The following risks may limit or disrupt our international sales;

  •
  the imposition of government controls;
  •
  export license requirements;
  •
  political instability;
  •
  trade restrictions;
  •
  changes in tariffs;
  •
  difficulties in managing international operations;
  •
  fluctuations in foreign currency exchanges rates;.
  •
  the financial stability of our distributors;
  •
  the ability of our distributors to successfully sell into their contractual market territory or to successfully cover their entire territory; and
  •
  the possibility that a distributor may be unable to meet minimum contractual commitments.

        Some of our distributors have limited international marketing experience. There can be no assurance that these distributors will be able to successfully market our products in foreign markets. Any such failure will delay or disrupt our plans to expand the Company's business.

We Face Intense Competition in the Medical Diagnostic Products Market and Rapid Technological Advances by Competitors.

        Competition in our diagnostic market is intense and we expect it to increase. Within the United States, our competitors include a number of well-established manufacturers of HIV tests using blood samples, plus at least one system for the detection of HIV antibodies using oral fluid samples. Many of our competitors have significantly greater financial, marketing and distribution resources than we do. Our competitors may succeed in developing or marketing technologies and products that are more effective than ours. These developments could render our technologies or products obsolete or noncompetitive or otherwise affect our ability to increase or maintain our products' market share.

Our Ability to Market Our Product Depends Upon Obtaining and Maintaining FDA and Foreign Regulatory Approvals.

        Numerous governmental authorities in the United States and other countries regulate our products. The FDA regulates our products under federal statutes and regulations related to pre-clinical and clinical testing, manufacturing, labeling, distribution, sale and promotion of medical devices in the United States. In addition, our facilities are inspected periodically by the FDA with regard to the sufficiency of our manufacturing records and production procedures and we must continue to satisfy the FDA's concerns in order to avoid regulatory action against us.

        If we fail to comply with FDA regulations, or if the FDA believes that we are not in compliance with such regulations, the FDA can:

  •
  detain or seize our products;
  •
  issue a recall of our products;
  •
  prohibit marketing and sales of our products; and
  •
  assess civil and criminal penalties against us, our officers or our employees.

        We also plan to sell our products in certain foreign countries where they may be subject to similar local regulatory requirements. The imposition of any of the sanctions described above could have a material adverse effect on us by delaying or reducing the growth in our sales revenue or causing us to expend more resources to penetrate our target markets. The regulatory approval process in the United States and other countries is expensive, lengthy and uncertain. We may not obtain necessary regulatory approvals or clearances in a timely manner, if at all. We may lose previously obtained approvals or clearances or fail to comply with regulatory requirements. The occurrence of any of these events would be likely to have a material adverse effect on Calypte by disrupting our marketing and sales efforts.

Our Research and Development of HIV Urine Tests Involves the Controlled Use of Hazardous Materials.

        There can be no assurance that the Company's safety procedures for handling and disposing of hazardous materials such as azide will comply with applicable regulations. In addition, we cannot eliminate the risk of accidental contamination or injury from these materials. We may be held liable for damages from such an accident and that liability could have a material adverse effect on the Company.

We May Not Be Able to Retain Our Key Executives and Research and Development Personnel.

        As a small company with 66 employees, our success depends on the services of key employees in executive and research and development positions. The loss of the services of one or more of such employees could have a material adverse effect on us.

As a Small Manufacturer of Medical Diagnostic Products, We Are Exposed to Product Liability and Recall Risks For Which Insurance Coverage is Expensive, Limited and Potentially Inadequate.

        We manufacture medical diagnostic products, which subjects us to risks of product liability claims or product recalls, particularly in the event of false positive or false negative reports. A product recall or a successful product liability claim or claims that exceed our insurance coverage could have a material adverse effect on us. We maintain a $10,000,000 claims made policy of product liability insurance. However, product liability insurance is expensive. In the future we may not be able to obtain coverage on acceptable terms, if at all. Moreover, our insurance coverage may not adequately protect us from liability that we incur in connection with clinical trials or sales of our products.

Our Charter Documents May Inhibit a Takeover.

        Certain provisions of our Certificate of Incorporation and Bylaws could:

  •
  discourage potential acquisition proposals;
  •
  delay or prevent a change in control of Calypte;
  •
  diminish stockholders' opportunities to participate in tender offers for our Common Stock, including tender offers at prices above the then current market price; or
  •
  inhibit increases in the market price of our Common Stock that could result from takeover attempts.

We Have Adopted a Stockholder Rights Plan That Has Certain Anti-takeover Effects.

        On December 15, 1998, the Board of Directors of Calypte declared a dividend distribution of one preferred share purchase right ("Right") for each outstanding share of Common Stock of the Company. The dividend was payable to the stockholders of record on January 5, 1999 with respect to each share of Common Stock issued thereafter until a subsequent "distribution date" defined in a Rights Agreement and, in certain circumstances, with respect to shares of Common Stock issued after the Distribution Date.

        The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company without conditioning the offer on the Rights being redeemed or a substantial number of Rights being acquired. However, the Rights should not interfere with any tender offer, or merger, which is approved by the Company because the Rights do not become exercisable in the event of an offer or other acquisition exempted by Calypte's Board of Directors.

USE OF PROCEEDS

        We will not realize any proceeds from the sale of the Common Stock by the selling security holder; rather, the selling security holder will receive those proceeds directly. However, we will receive cash infusions of capital if and when Townsbury purchases our Common Stock in accordance with the stock purchase agreement. We may receive additional cash upon the exercise of the warrant held by Townsbury if Townsbury chooses to pay cash upon exercise rather than utilize the cashless (or "net") exercise provision contained in the warrant. We intend to use the proceeds from the sale of Common Stock to Townsbury for general working capital purposes including the development of new products and the expansion of our direct sales efforts. In addition, we are obligated to pay a 5% brokerage fee, upon each settlement of a draw down request, to Ladenburg Thalmann & Co., an investment bank which introduced us to Townsbury. Ladenburg is a registered broker-dealer.

DILUTION

        The issuance of further shares and the eligibility of issued shares for resale will dilute our Common Stock and may lower the price of our Common Stock. If you invest in our Common Stock, your interest will be diluted to the extent of the difference between the price per share you pay for the Common Stock and the pro forma as adjusted net tangible book value per share of our Common Stock at the time of sale. We calculate net tangible book value per share by calculating the total assets less intangible assets and total liabilities, and dividing it by the number of outstanding shares of Common Stock.

        The net tangible book value of our Common Stock as of December 31, 2001, was $(5,500,000), or approximately $(0.15) per share. Assuming that:

  •
  on December 31, 2001, we issued a total of 25,807,714 shares to Townsbury under the equity line of credit agreement for net proceeds equivalent to $0.16 per share, which is 83.6% of the closing price for our Common Stock on December 31, 2001, and reflects Townsbury's 12% discount and Ladenburg's 5% brokerage fee; and

  •
  on December 31, 2001, you purchased shares under this prospectus for $0.19 per share, which was the closing price for our Common Stock on December 31, 2001, our pro forma net tangible book value as of December 31, 2001 would have been $(1,402,000), or approximately $(0.02) per share.

        This represents an immediate increase in the net tangible book value of approximately $0.13 per share to existing stockholders on December 31, 2001. This also represents an immediate dilution in net tangible book value of approximately $0.21 per share to all purchasers of Common Stock in this offering.

        The actual dilution to you may be greater or less than in this example, depending on the actual price you pay for shares, the actual prices at which we issue shares to Townsbury under the equity line of credit agreement and how many of the vested options and warrants outstanding have been exercised at the time of your investment.

THE COMMON STOCK PURCHASE AGREEMENT

SUMMARY

        We and Townsbury Investments Limited ("Townsbury" or "TIL"), a British Virgin Islands corporation, signed a common stock purchase agreement dated August 23, 2001 for the future issuance and purchase of our Common Stock. The initial closing for the transaction occurred on October 19, 2001. The stock purchase agreement establishes what is sometimes termed an equity line of credit or an equity draw down facility. In general, the draw down facility operates as follows: the investor, TIL, has committed to provide us up to $10 million, as we request it, to purchase our Common Stock over a 24 month period. During this period, provided that three trading days have elapsed since the last draw down pricing period and at our sole election, we may exercise a draw down by issuing a draw down notice to TIL. The draw will be priced over a draw down period consisting of between two to twenty trading days. We, in our sole discretion, will determine the number of trading days in a pricing period, the draw down amount and the minimum threshold price for our stock. If the daily weighted average price for our stock falls below this minimum threshold price for any day during the draw down pricing period, the stock price for that day will not be included in the pricing period and, in turn, the amount of cash that TIL must provide us for the draw down will be reduced by a pro rata amount. At our sole election, we may choose to not specify any threshold price when we issue a draw down notice to TIL. The amount we can draw at each request must be at least $10,000. The maximum amount we can actually draw for each request is determined by a formula based upon our stock price and trading volume for the 60-day period preceding the draw down request. We may, subject to our sole discretion, request a draw that exceeds the maximum draw down amount, provided that we also agree to set the minimum threshold price at 80% of the daily weighted average price for our Common Stock during the five trading days preceding such request. The maximum draw down formula is described in greater detail below in this prospectus. During a pricing period, the common stock purchase agreement also permits us, at our sole discretion, to increase or decrease the size of our draw down request and/or threshold price for the days remaining in the pricing period by providing TIL notice of at least one trading day. We are under no obligation to exercise or adjust a draw down during any period.

        As discussed above, every time we exercise a draw down, we will include in the draw down notice the number of trading days in the pricing period. If we elect a pricing period consisting of less than twelve trading days, we are entitled to receive funds upon the delivery of the shares on or prior to the second trading day following the end of the pricing period. If we elect a pricing period consisting of more than twelve trading days, the pricing period shall consist of two settlement periods of equal length unless the pricing period contains an odd number of trading days, in which case the first settlement period will be one day longer than the second.

        We are entitled to receive the funds upon delivery of the shares on or prior to the second trading day following the end of the applicable settlement period. The formula for determining the actual draw down amounts and the number of shares that we will issue to Investor are described in greater detail below in this prospectus.

        TIL receives a 12% discount to the market price for the draw down pricing period and we receive the settled amount of the draw down following payment of a 5% brokerage fee to Ladenburg, Thalmann & Co., an investment bank which introduced us to TIL.

        As consideration for the opening of the equity line of credit, we granted TIL a warrant to purchase 4,192,286 shares of Common Stock. TIL may exercise this warrant at any time prior to October 19, 2008 for $0.27 per share of Common Stock.

        We have substantial discretion over the number, size and timing of the draw downs that we will make under the equity line of credit. In addition, at the time we make each draw down request, we have the right to limit the amount of dilution that will occur by setting a minimum threshold price below which shares may not be sold in that draw down. However, if we set the minimum threshold price at a level high enough to limit the sale of our shares, the amount of funds we can raise in that draw down will also be reduced. Some of the factors that we will consider in determining the size and amount of each draw down and the minimum threshold price are:

  •
  our short-term and long-term operating capital requirements;

  •
  our actual and projected revenues and expenses;

  •
  our assessment of general market and economic conditions;

  •
  our assessment of risks and opportunities in our targeted markets;

  •
  the availability and cost of alternative sources of financing;

  •
  the trading price of our Common Stock and our expectations with respect to its future trading price; and

  •
  the dilutive effect that the sale of shares will have on the interests of our other security holders.

        Our discretion with respect to the number, size and timing of each draw down request is also subject to a number of contractual limitations that are described in "THE COMMON STOCK PURCHASE AGREEMENT—Necessary Conditions Before TIL Is Obliged to Purchase Our Shares" of this prospectus.

THE DRAW DOWN PROCEDURE AND THE STOCK PURCHASES

        We may request a draw down by faxing to TIL a draw down notice, stating the amount of the draw down that we wish to exercise, the number of trading days in the draw down pricing period and the minimum threshold price at which we are willing to sell the shares.

Limitations on the Amount of the Draw Downs

  Common Stock Purchase Agreement Limitations

        No draw down can be less than $10,000. Except as described below, the maximum draw down amount of a draw down under our equity line facility will be equal to (a) the number of trading days we elect to include in a pricing period; (b) divided by 20; (c) multiplied by 7.5% of the weighted average price for our Common Stock for the 60 calendar day period immediately prior to the date that we deliver notice to TIL of our intention to exercise a draw down. We then multiply that amount by the total trading volume in respect of our Common Stock for that 60-day period—the result is the maximum draw down amount. The amount that we elect to draw down may exceed the maximum amount described above provided that we stipulate in the draw down notice a threshold price equal to or greater than 80% of the five daily volume weighted average prices immediately prior to the date of the applicable draw down notice. At our sole discretion, we may also increase the draw down amount above the maximum draw down amount after a draw down pricing period has begun by delivering a notice of increase to TIL. If we decide to exercise or adjust a draw down for more than the maximum investment amount, we are precluded from further adjustments to the threshold price. A sample calculation of the maximum draw down is described below in this prospectus.

        Additionally, if any of the following events occur during a pricing period, the investment amount for that pricing period will be reduced by 1/[the number of trading days in the pricing period] and the volume weighted average price of any trading day during a pricing period on which the event occurred will have no effect on the pricing of the shares purchased during that pricing period:

  •
  the volume weighted average price is less than the minimum threshold price we designate;

  •
  trading in our Common Stock is suspended for more than three hours, in the aggregate, or if any trading day is shortened because of a public holiday; or

  •
  if sales of previously drawn down shares pursuant to the registration statement of which this prospectus is a part are suspended by us because of certain potentially material events for more than three hours, in the aggregate.

        Thus, if our stock price does not consistently meet the minimum threshold price during the pricing period, then the amount that we can draw and the number of shares that we will issue to TIL will be reduced. Conversely, if we set a very low threshold price or we choose to not set any threshold price and our stock price falls significantly but stays above the threshold price, then we will have to issue a greater number of shares to TIL at the reduced price.

        Finally, the number of shares we may issue during a draw down pricing period may also be limited if the issuance of shares of Common Stock to TIL pursuant to the draw down would cause TIL to beneficially own more than 9.9% of our issued and outstanding Common Stock at the time of issuance. In such event, we are not permitted by the Common Stock agreement to issue the shares otherwise issuable pursuant to the draw down and TIL is not obligated to purchase those shares.

Number of Shares Purchased during a Draw Down

        The number of shares that we issue to TIL on each settlement date will be equal to the sum of the quotients (for each trading day within the applicable pricing period) of the draw down amount allocated to a trading day within the applicable pricing period and the discounted volume weighted average price on such trading day. As discussed above, if trading is suspended for any given trading day, if the volume weighted average price is less than the minimum threshold price or if sales made pursuant to the registration statement are suspended, the pricing period such trading days will be withdrawn from the applicable pricing period.

        The number of shares of Common Stock that we can issue in connection with a draw down is calculated as follows: First, take 1/[the number of trading days in a pricing period] of the draw down amount. Second, for each trading day in the pricing period, divide it by 88% of the volume-weighted average daily trading price of our Common Stock for that day. The 88% accounts for TIL's 12% discount. The sum of these daily calculations produces the number of shares of Common Stock that we can issue, unless, as described above, the volume-weighted average daily price for any given trading day is below the threshold amount, trading is suspended for any given trading day or sales made pursuant to the registration statement are suspended, in which case those days are ignored in the calculation.

Sample Calculation of Stock Purchases

        The following is an example of the calculation of the draw down amount and the number of shares we would issue to TIL in connection with that draw down based on the assumptions noted in the discussion below.

Sample Draw Down Amount Calculation

        For purposes of this example, suppose that we provide a draw down notice to TIL, and that we stipulate that there be 20 trading days in the pricing period and we set the threshold price at $0.14 per share, below which we will not sell any shares to TIL during this draw down period. Suppose further that the total daily trading volume for the 60 calendar days prior to our draw down notice is 10,279,800 shares and that the average of the volume-weighted average daily prices of our Common Stock for the 60 calendar days prior to the notice is $0.2385. Finally, assume that we will not elect to increase the investment amount or the threshold price during the pricing period. Under these hypothetical numbers, the maximum amount of the draw down is as follows:

  •
  20 divided by 20, multiplied by

  •
  the total trading volume for the 60 calendar day period prior to our draw down notice, 10,279,800, multiplied by

  •
  the average of the volume-weighted average daily prices of our Common Stock for the 60 calendar days prior to the draw down notice, $0.2385, multiplied by

  •
  7.5%

  •
  equals $183,867.

        Therefore, unless the threshold price is equal to or greater than 80% of the 5 daily volume weighted average prices immediately prior to the date of the applicable draw down notice, the maximum amount we can draw down under the formula is capped at $183,867. The actual draw down amount is subject to downward adjustments if the volume weighted average price on any trading days during the pricing period is less than $0.14, trading of our Common Stock is halted or resales made pursuant to this registration statement is suspended for more than 3 hours in a trading day during the pricing period. For example, if the volume-weighted average daily price of our Common Stock is below $0.14 on two of those 20 days, the $183,867 would be reduced by 1/20 for each of those days and our draw down amount would be 18/20 of $183,867, or $165,480.

Sample Calculation of Number of Shares

        Using the same hypothetical numbers set forth above, and assuming that the volume-weighted average daily price for our Common Stock is as set forth in the table below, the number of shares to be issued based on any trading day during the draw down period can be calculated as follows:

1/20 of the draw down amount of $183,867, divided by 88% of the volume-weighted average daily price.

        For example, for the first trading day in the example in the table below, the calculation is as follows: 1/20th of $183,867 is $9,193. Divide $9,193 by 88% of the volume-weighted average daily price for that day of $0.1765 per share, to get 59,190 shares. Perform this calculation for each of the 20 measuring days during the draw down period, excluding any days on which the volume-weighted average daily price is below the $0.14 threshold price, and add the results to determine the number of shares to be issued. In the table below, there are two days which must be excluded: days 4 and 5.

        After excluding the days that are below the threshold price, the amount of our draw down in this example would be $165,480, $73,546 of which would be settled on day 10 for the first settlement period, and $91,933 of which would be settled on day 20 for the second settlement period. The total number of shares that we would issue to TIL for this draw down request would be 827,489 shares, so long as those shares do not cause the TIL's beneficial ownership to exceed 9.9% of our issued and outstanding Common Stock. TIL would pay $165,480, or $0.20 per share, for these shares.

Trading Day	Volume Weighted Average Price(1)	Draw Down Amount	Number of Shares Sold
1	$0.1765	$9,193.35	59,160
2	$0.1689	$9,193.35	61,853
3	$0.1614	$9,193.35	64,727	2
4	$0.1103	(2)	(2)
5	$0.1372	(2)	(2)
6	$0.1666	$9,193.35	62,707
7	$0.2167	$9,193.35	48,209
8	$0.2685	$9,193.35	38,909
9	$0.2672	$9,193.35	39,098
10	$0.2493	$9,193.35	41,905
11	$0.2352	$9,193.35	44,417
12	$0.2343	$9,193.35	44,588
13	$0.2338	$9,193.35	44,683
14	$0.2170	$9,193.35	48,143
15	$0.2350	$9,193.35	44,455
16	$0.2700	$9,193.35	38,693
17	$0.2685	$9,193.35	38,909
18	$0.2916	$9,193.35	35,826
19	$0.2871	$9,193.35	36,388
20	$0.3003	$9,193.35	34,789
Total		$165,480.30	827,489

(1)
The share prices are illustrative only and should not be interpreted as a forecast of share prices or the expected or historical volatility of the share prices of our Common Stock.

(2)
Excluded because the volume-weighted average daily price is below the threshold specified in our hypothetical draw down notice.

        We would receive the amount of our draw down $165,480 less a 5% cash fee paid to the placement agent of $8,274, less a $1,000 escrow fee for net proceeds to us of approximately $156,206. The delivery of the requisite number of shares and payment of the draw down will take place through an escrow agent, New York Escrow Services LLC. The escrow agent pays the net proceeds to us after subtracting its escrow fee and 5% to Ladenburg, our placement agent, in satisfaction of placement agent fees.

Necessary Conditions Before Townsbury Is Obligated to Purchase Our Shares

        The following conditions must be satisfied before TIL is obligated to purchase any common shares that we may request from time to time:

  •
  A registration statement for the shares we will be issuing must be declared effective by the Securities and Exchange Commission and must remain effective and available as of the draw down settlement date for making resales of the Common Stock purchased by TIL;

  •
  There can be no material adverse effect on our business, operations, properties, prospects or financial condition that is material and adverse to us, taken as a whole and/or any condition, circumstance, or situation that would prohibit or otherwise materially interfere with our ability to perform any of our material obligations under the stock purchase agreement or the registration rights agreement or to perform our obligations under any other material agreement; provided, however, that any adverse change, event or effect that is directly attributable to conditions affecting the United States economy or our industry generally shall not be a condition to TIL's purchase of our shares unless such conditions adversely affect us in a materially disproportionate manner. Under the agreement, we determine whether a material adverse effect has occurred. If TIL does not agree with our determination, the issue will be determined by a board of arbitration.

  •
  We must not have merged or consolidated with or into another company or transferred all or substantially all of our assets to another company unless the acquiring company has agreed to honor the stock purchase agreement;

  •
  No statute, rule, regulation, executive order, decree, ruling or injunction may be in effect which prohibits consummation of the transactions contemplated by the stock purchase agreement;

  •
  No litigation or proceeding involving the Company or the Company's affiliates, can be pending, nor any investigation by any governmental authority threatened against them which seeks to restrain, prevent or change the transactions contemplated by the stock purchase agreement or seeking damages in connection with such transactions; and

  •
  Trading in our Common Stock must not have been suspended by the Securities and Exchange Commission.

Restrictions on Future Financings

        The stock purchase agreement limits our ability to raise money by selling our securities for cash at a discount to the current market price for at least 24 months. Specifically, we must request TIL's consent if we wish to sell our securities for cash at a discount to current market price until the earlier of

  •
  24 months following the effective date of the registration statement of which this prospectus is a part; or

  •
  60 days after TIL has purchased the maximum of $10 million worth of Common Stock from us.

        If TIL does not consent to a proposed financing, we can still elect, at our sole discretion, to proceed with the financing. In such an event, we are obligated to pay TIL $100,000 when we issue the first draw down notice following completion of the financing.

        There are important exceptions to this limitation. We can sell our shares for cash at a discount to the current market price:

  •
  in a registered public offering of our securities underwritten by one or more established investment banks;

  •
  in one or more private placements where the purchasers do not have registration rights;

  •
  under any employee benefit plan approved by our stockholders;

  •
  under any compensatory plan for a full-time employee or key consultant;

  •
  upon the exercise of any currently outstanding options or warrants;

  •
  in one private placement for up to $500,000 in proceeds with registration rights; entered into with AMRO International S.A., an investor introduced to us by Ladenburg Thalmann & Co. which has previously purchased convertible debentures from us;

  •
  in one or more private placements with registration rights; provided that for each such private placement, the Company has drawn down the maximum amount allowed under the agreement for two consecutive months immediately prior to the month during which such financing is entered into; or

  •
  in connection with a strategic partnership or other business transaction, the principal purpose of which is not simply to raise money.

Termination Of The Stock Purchase Agreement

        The stock purchase agreement terminates if any of the following events occur:

  •
  we suffer a material adverse change in our business, operations, properties, or financial condition and we have not cured the condition within thirty days after receiving written notice from TIL of its intention to terminate;

  •
  our Common Stock is delisted from the Over-the-Counter Bulletin Board unless the delisting is in connection with the listing of such shares the Nasdaq National Market, Nasdaq SmallCap Market, the American Stock Exchange or the New York Stock Exchange; or

  •
  we file for protection from creditors.

Costs of Closing the Transaction

        At the initial closing of the transaction on October 19, 2001, we delivered the requisite opinion of counsel to TIL and we also delivered 115,000 shares of our Common Stock to TIL for TIL's legal, administrative and escrow costs.

Indemnification of TIL

        TIL is entitled to customary indemnification from us on any losses or liabilities suffered by it based upon material misstatements or omissions contained in the registration statement and the prospectus, except as they relate to information supplied by TIL to us for inclusion in such registration statement and prospectus.

TIL's Resale Of The Common Stock

        TIL has agreed that its trading and distribution activities with respect to the Common Stock will be in compliance with all applicable United States state and federal securities laws, rules and regulations, and the rules and regulations of the Over-the-Counter Bulletin Board. All sales by TIL must be made in compliance with Regulation M under the Securities and Exchange Act of 1934.

        To permit TIL to resell the Common Stock issued to it under the stock purchase agreement or under the warrant, we agreed to register those shares and to maintain that registration. To that end, we will prepare and file such amendments and supplements to the registration statement and the prospectus as may be necessary in accordance with the Securities Act and the rules and regulations promulgated thereunder, in order to keep it effective until the earlier of any of the following dates:

  •
  the date that none of the shares of Common Stock covered by the registration statement of which this prospectus is a part are or may become issued and outstanding;

  •
  the date that all of the shares of Common Stock covered by the registration statement of which this prospectus is a part have been sold pursuant to the registration statement;

  •
  the date that all of the shares of Common Stock have been otherwise transferred to persons who may trade such shares without restriction under the Securities Act of 1933 and we have delivered new certificates or other evidences of ownership of such Common Stock without any restrictive legend; or

  •
  the date that all of such shares of Common Stock may be sold without any time, volume or manner limitations under Rule 144(k), any volume limitations under Rule 144 or similar provision then in effect under the Securities Act of 1933.

The Number Of Shares We Will Issue To TIL

        The number of shares of Common Stock that we will issue to TIL is limited by the terms of the agreement and depends on five key factors:

  •
  the number of draw downs we exercise;

  •
  the average trading volumes for our Common Stock for the 60 calendar days before each draw down period;

  •
  the average stock price for our Common Stock for the 60 calendar days before each draw down period;

  •
  the average daily prices for our Common Stock on each of the days during a draw down pricing period;

  •
  the limitation that, following the purchase of the shares issued in a draw down, TIL may not hold more than 9.9% of our outstanding shares; and

        The fewer the number of draw downs we exercise, the fewer the shares we will issue to TIL.

        The average stock price and the total trading volume prior to a draw down period determine the maximum amount of the draw down for that period. A decline in the trading volume or price of our stock may result in a reduction in the amount of money we are able to draw down and a corresponding reduction in the number of shares we must issue for that period.

        For any given draw down period, the lower the average daily price, the more shares of Common Stock TIL will receive for the draw down amount. The table in the section of this prospectus entitled "The Common Stock Purchase Agreement" and under the headings "The Draw Down Procedure and the Stock Purchases" and "Sample Calculation of Number of Shares" illustrates how a change in the daily stock price can affect the number of shares issued for a constant amount of draw down. This table uses a constant draw down amount of $9,193 for each day. When the stock price goes down, the number of shares issued goes up. Conversely, when the stock price goes up, the number of shares issued goes down.

        However, lower average daily prices through the term of the stock purchase agreement may not necessarily have the effect of substantially increasing the number of shares issued. Lower stock prices during one draw down period will reduce the average stock price for the next draw down period. Assuming relatively constant trading volumes, this reduction may limit the draw down amount and the number of shares we can issue for that next draw down period.

        Based on a review of our trading volume and stock price history, a consideration of the factors above and the number of authorized but unissued and unreserved shares, we are registering 30,000,000 shares of Common Stock for possible issuance under the stock purchase agreement. If we determine that it is in our best interests, we may file additional registration statements to register additional shares at some future date for issuance under the stock purchase agreement.

        In addition to the 25,692,714 shares that we may sell to TIL through draw downs, we are registering an additional 4,192,286 shares that are issuable under the warrant and the 115,000 shares issued to TIL at the initial closing to cover their nonrecurring legal and accounting expenses. The exercise prices of the warrant are set above market value.

SELLING SECURITY HOLDER

        The 30,000,000 shares of Common Stock registered for resale under this prospectus by TIL constitutes 46.9% of our issued and outstanding Common Stock, including the number of shares being registered, on October 19, 2001.

        TIL is engaged in the business of investing in publicly-traded equity securities for its own account. TIL's principal offices are located at Harbour House, 2nd Floor, Waterfront Drive, Road Town, Tortola, British Virgin Islands. Investment decisions for TIL and decisions related to the voting of stock held by TIL are made by David Sims and Lamberto Bouchetti, members of its Board of Directors.

        Other than the warrant for 4,192,286 shares that we granted to TIL in connection with closing the stock purchase agreement, neither TIL nor its directors own any of our Common Stock or any other of our securities as of the date of this prospectus, and other than its obligations to purchase Common Stock under the stock purchase agreement, it has no other commitments or arrangements to purchase or sell any of our securities. There are no business relationships between TIL and us other than the stock purchase agreement. Assuming that we fully utilize the $10 million available in the stock purchase agreement and that TIL sells all shares it acquired under that agreement or upon exercise of the warrants, TIL will no longer hold any of our Common Stock.

DESCRIPTION OF CAPITAL STOCK

        Our authorized capital stock consists of 200 million shares of Common Stock and five million shares of Preferred Stock. The following summaries of certain provisions of the Common Stock and Preferred Stock do not purport to be complete and are subject to, and qualified in their entirety by, the provisions of our Certificate of Incorporation.

        Common Stock.    As of March 8, 2002 there were 43,539,974 shares of Common Stock outstanding, which were held of record by 377 stockholders. The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of Preferred Stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock.

        Preferred Stock.    The board of directors has the authority, without action by the stockholders, to designate and issue Preferred Stock in one or more series and to designate the rights, preferences and privileges of each series, any or all of which may be greater than the rights of the Common Stock. It is not possible to state the actual effect of the issuance of any shares of Preferred Stock upon the rights of holders of the Common Stock until the board of directors determines the specific rights of the holders of such Preferred Stock. However, the effects might include, among other things, restricting dividends on the Common Stock, diluting the voting power of the Common Stock, impairing the liquidation rights of the Common Stock and delaying or preventing a change in control of the Company without further action by the stockholders. We have no present plans to issue any shares of Preferred Stock.

        Warrants.    As of March 8, 2002, we had outstanding warrants to purchase 19,021,191 shares of Common Stock, at a weighted average exercise price of $0.39 per share. Such warrants expire on various dates, the latest of which is February 11, 2009. In connection with the equity line of credit, we granted a warrant to TIL for 4,192,286 shares of Common Stock, which is exercisable for $0.2743 per share of Common Stock at any time prior to October 19, 2008.

        Stockholders Rights Plan.    On December 15, 1998, our board of directors declared a dividend distribution of one preferred share purchase right ("Right") for each outstanding share of Common Stock of the Company. The dividend was payable to the stockholders of record on January 5, 1999 with respect to each share of Common Stock issued thereafter until a subsequent "distribution date" defined in a Rights Agreement and, in certain circumstances, with respect to shares of Common Stock issued after the Distribution Date. The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire us without conditioning the offer on the Rights being redeemed or a substantial number of Rights being acquired. However, the Rights should not interfere with any tender offer, or merger, which is approved by us because the Rights do not become exercisable in the event of an offer or other acquisition exempted by our Board of Directors.

PLAN OF DISTRIBUTION

GENERAL

        TIL is offering the Common Stock for its account as statutory underwriter within the meaning of Section 2(a)(ii)(1) of the Securities Act of 1933, as amended, and not for our account. We will not receive any proceeds from the sale of Common Stock by TIL. TIL may be offering for sale up to approximately 30 million shares of Common Stock acquired by it either upon exercise of the warrant for Common Stock or pursuant to the terms of the stock purchase agreement more fully described under the section above entitled "The Common Stock Purchase Agreement." TIL has agreed to be named as a statutory underwriter within the meaning of the Securities Act of 1933 in connection with such sales of Common Stock and will be acting as an underwriter in its resales of the Common Stock under this prospectus. TIL has, prior to any sales, agreed not to effect any offers or sales of the Common Stock in any manner other than as specified in the prospectus and not to purchase or induce others to purchase Common Stock in violation of Regulation M under the Exchange Act.

        The Common Stock may be sold from time to time by TIL or by pledgees, donees, transferees or other successors in interest. TIL is a foreign broker-dealer within the meaning of the Exchange Act. TIL plans to sell the Common Stock to broker-dealers in the United States who are registered with the Securities and Exchange Commission. Such sales may only be made in unsolicited transactions (for example, to an existing market-maker in our shares), or in solicited or unsolicited transactions with a registered broker-dealer.

        Consistent with the foregoing limitations, the Common Stock may be sold in one or more of the following manners:

  •
  a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker or dealer for its account under this prospectus; or

  •
  ordinary brokerage transactions and transactions in which the broker solicits purchases.

        In effecting sales, brokers or dealers engaged by TIL may arrange for other brokers or dealers to participate. Except as disclosed in a supplement to this prospectus, no broker-dealer will act as other than a principal in any purchase transaction from TIL, or will be paid more than a customary brokerage commission in connection with any sale of the Common Stock by TIL. Brokers or dealers may receive commissions, discounts or other concessions from TIL in amounts to be negotiated immediately prior to the sale. The compensation to a particular broker-dealer may be in excess of customary commissions. Profits on any resale of the Common Stock as a principal by such broker-dealers and any commissions received by such broker-dealers may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Any broker-dealer participating in such transactions as agent may receive commissions from TIL (and, if they act as agent for the purchaser of such Common Stock, from such purchaser). Broker-dealers who acquire Common Stock as principal may thereafter resell such Common Stock from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such Common Stock commissions computed as described above. Such brokers or dealers and any other participating brokers or dealers may be deemed to be underwriters in connection with such sales.

        We will not receive any of the proceeds from the sale of these shares of Common Stock, although we have paid the expenses of preparing this prospectus and the related registration statement of which it is a part and have reimbursed TIL 115,000 shares of our Common Stock for its legal, administrative and escrow costs. In addition, we are obligated to pay a 5% brokerage fee to Ladenburg Thalmann & Co. upon each settlement of a draw-down request.

        TIL is subject to the applicable provisions of the Exchange Act, including without limitation, Rules 10b-5 and Regulation M thereunder. Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Common Stock may not simultaneously purchase such securities for a period beginning when such person becomes a distribution participant and ending upon such person's completion of participation in a distribution.

        In addition, in connection with the transactions in the Common Stock, we and TIL will be subject to applicable provisions of the Exchange Act and the rules and regulations under that Act, including, without limitation, the Rules set forth above, and in so far as we and TIL are distribution participants, Regulation M. These restrictions may affect the marketability of the Common Stock. TIL will pay all commissions and certain other expenses associated with the sale of the Common Stock.

        We will use our best efforts to file, during any period in which offers or sales are being made, one or more post effective amendments to the registration statement of which this prospectus is a part to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information in this prospectus. This obligation may include, to the extent required under the Securities Act of 1933, that a supplemental prospectus be filed, disclosing

  •
  the name of any such broker-dealers;

  •
  the number of shares of Common Stock involved;

  •
  the price at which the shares of Common Stock are to be sold;

  •
  the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable;

  •
  that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and

  •
  any other facts material to the transaction.

        The price at which we will issue the Common Stock to TIL under the stock purchase agreement will be 88% of current market price, measured as the average daily price of the Common Stock as traded on the Over the Counter Bulletin Board, for each day in the pricing period with respect to each draw down request, all as further defined in the stock purchase agreement. Assuming we use the entire

$10 million of financing available under the stock purchase agreement and assuming that the price we sell shares to TIL remains at 88% of the current market price, underwriting compensation for TIL based on the discounted purchase price will be $1,200,000. In connection with the equity line of credit, we granted a warrant to TIL for the purchase of 4,192,286 shares of Common Stock which is exercisable for $0.2743 per share of Common Stock at any time to October 19, 2008. The warrants will also be deemed underwriting commission under the Securities Act.

LIMITED GRANT OF REGISTRATION RIGHTS

        We granted the registration rights to TIL described under the section entitled "The Common Stock Purchase Agreement."

        In connection with any such registration, we will have no obligation:

  •
  to assist or cooperate with TIL in the offering or disposition of such shares;

  •
  to indemnify or hold harmless the holders of any such shares (other than TIL) or any underwriter designated by such holders;

  •
  to obtain a commitment from an underwriter relative to the sale of any such shares; or

  •
  to include such shares within an underwritten offering of our shares of Common Stock.

        We will assume no obligation or responsibility whatsoever to determine a method of disposition for such shares or to otherwise include such shares within the confines of any registered offering other than the registration statement of which this prospectus is a part.

        We will use our best efforts to file, during any period during which we are required to do so under our registration rights agreement with TIL, one or more post-effective amendments to the registration statement of which this prospectus is a part to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information in this prospectus. See the section above entitled "The Common Stock Purchase Agreement."

LEGAL MATTERS

        The validity of the issuance of the shares being offered hereby will be passed upon for us by Heller Ehrman White & McAuliffe LLP, Menlo Park, California.

EXPERTS

        The consolidated financial statements and schedule of Calypte Biomedical Corporation and subsidiary as of December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001, and the related consolidated financial statement schedule have been included and incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, included and incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The reports of KPMG LLP covering the December 31, 2001, consolidated financial statements and the related consolidated financial statement schedule contain an explanatory paragraph that states that the Company's recurring losses from operations and accumulated deficit raise substantial doubts about the entity's ability to continue as a going concern. The consolidated financial statements and schedule do not include any adjustments that might result from the outcome of this uncertainty.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

SEC registration fees	$2,100.00
Legal fees and expenses	30,000.00
Accountants' fees	6,000.00
Miscellaneous	33,350.00	*

Total	$71,450.00

*
Includes the market value of 115,000 shares of our Common Stock issued to TIL on October 19, 2001 at the initial closing of the common stock purchase agreement to cover their legal, accounting and escrow expenses.

Item 15. Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

        Article VIII of the Registrant's Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

        Article VI of the Registrant's Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the corporation if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his conduct was unlawful.

        Calypte has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in Calypte's Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

Item 16. Exhibits.

        The exhibits filed as part of this Registration Statement are as follows:

Exhibit Number	Description
2.1^^	Asset Purchase Agreement, dated as of November 18, 1998, between Calypte and Cambridge.
3.1%	Bylaws of the Registrant, as amended on April 19, 2000.
3.2**	Restated Certificate of Incorporation of Calypte Biomedical Corporation, a Delaware corporation, filed July 31, 1996.
3.3+++	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of Calypte Biomedical Corporation effective as of September 28, 2001.
4.1^^^^	Rights Agreement between the Registrant and ChaseMellon Shareholders L.L.C. as Rights Agents dated December 15, 1998.
5.1+++	Opinion of Heller Ehrman White & McAuliffe LLP.
10.1*	Form of Indemnification Agreement between the Company and each of its directors and officers.
10.2++++	2000 Incentive Stock Plan, as amended.
10.3####	1995 Director Option Plan, as amended.
10.4++++	1995 Employee Stock Purchase Plan.
10.5*	Lease Agreement between the Registrant and Charles A. Grant and Mark Greenberg, dated as of November 30, 1990.
10.6*	Second Lease Extension Agreement between Registrant and Charles A. Grant and Mark Greenberg, dated as of May 14, 1991.
10.7*	Lease Extension Agreement between Registrant and Charles A. Grant and Mark Greenberg, dated as of February 5, 1992.
10.8*	Lease Extension Agreement between Registrant and Charles A. Grant and Mark Greenberg, dated as of April 15, 1993.
10.9*	Standard Form Lease 1255-1275 Harbor Bay Parkway Harbor Bay Business Park between Commercial Center Bank and the Registrant, dated as of August 22, 1992.
10.12*	Employment Agreement between the Registrant and Howard B. Urnovitz, dated as of January 25, 1995.
10.15^*	License Agreement between the Registrant and New York University, dated as of August 13, 1993.
10.16*	First Amendment to License Agreement between the Registrant and New York University, dated as of January 11, 1995.
10.17*	Second Amendment to License Agreement between the Registrant and New York University, dated as of October 15, 1995.
10.18^*	Third Amendment to License Agreement between the Registrant and New York University, dated as of January 31, 1996.
10.19^*	Research Agreement between the Registrant and New York University, dated August 12, 1993.
10.20^*	First Amendment to Research Agreement between the Registrant and New York University, dated as of January 11, 1995.
10.21^*	Sublicense Agreement between the Registrant and Cambridge Biotech Corporation, dated as of March 31, 1992.

10.22^*	Master Agreement between the Registrant and Cambridge Biotech Corporation, dated as of April 12, 1996.
10.23^*	Sub-License Agreement between the Registrant and Cambridge Biotech Corporation, dated as of April 12, 1996.
10.24^*	Agreement between the Registrant and Repligen Corporation, dated as of March 8, 1993.
10.25^*	Non-Exclusive License Agreement between the Registrant and The Texas A&M University System, dated as of September 12, 1993.
10.27^*	Distribution Agreement between the Registrant and Otsuka Pharmaceutical Co., Ltd., dated as of August 7, 1994.
10.29^*	Distribution Agreement between the Registrant and Travenol Laboratories (Israel), Ltd., dated as of December 31, 1994.
10.33*	Form of Option Agreement for Stockholders of Pepgen Corporation, dated as of October 12, 1995.
10.35*	Equipment Lease Agreement between the Registrant and Phoenix Leasing, dated as of August 20, 1993.
10.36*	Equipment Lease Agreement between the Registrant and Meier Mitchell/GATX, dated as of August 20, 1993.
10.37**	Lease Extension Agreement between the Registrant and Charles A. Grant and Mark Greenberg, dated as of February 3, 1997.
10.39**	Equipment Lease Agreement between the Registrant and MMC/GATX, dated September 30, 1996.
10.40^**	Joint Venture Agreement between the Registrant and Trinity Biotech plc
10.41***	Second Addendum to Lease between the Registrant and Commercial Center Bank dated as of July 21, 1997.
10.42***	Lease extension agreement between the Registrant and Charles A. Grant and Mark Greenberg, dated December 9, 1997.
10.45^^	Lease extension agreement between the Registrant and Charles A. Grant and Mark Greenberg, dated April 25, 1998.
10.46****	Employment Agreement between the Registrant and William A. Boeger dated as of October 28, 1998.
10.47****	Employment Agreement between the Registrant and John J. DiPietro dated as of October 28, 1998.
10.48****	Guaranty made by Chih Ping Liu for the benefit of the Registrant dated September 30, 1998.
10.49#	Loan and Security Agreement between the Registrant and Silicon Valley Bank, dated December 21, 1998
10.50#	Lease Extension Agreement between the Registrant and Charles A. Grant and Mark Greenberg, dated February 26, 1999
10.51##	Non-Exclusive Patent and License Agreement between the Registrant and Public Health Service, dated June 30, 1999
10.52##	Distribution Agreement between the Registrant and Carter-Wallace, Inc., dated as of September 9, 1999
10.53##	Letter Agreement between the Registrant and John J. DiPietro, dated as of September 17, 1999

10.54##	Consulting Agreement between the Registrant and John J. DiPietro, dated as of September 17, 1999
10.55*****	Master Lease Agreement between Aquila Biopharmaceuticals, Inc., Landlord, and Biomerieux Vitek, Inc., Tenant, dated as of October 22, 1996
10.56*****	First Amendment to Lease between Aquila Biopharmaceuticals, Inc. Landlord, and Biomerieux Vitek, Inc., Tenant, dated October 2, 1997
10.57*****	Sublease Agreement between Registrant and Cambridge Biotech Corporation, assignee of Biomerieux, Inc. dated as of December 17, 1998
10.58*****	Sublease Agreement between Registrant and Cambridge Biotech Corporation, sublessee of DynCorp, dated as of December 17, 1998
10.59*****	Lease Extension Agreement between the Registrant and Charles A. Grant and Mark Greenberg, dated October 12, 1999
10.60*****	Consulting Agreement between the Registrant and William A. Boeger dated as of October 18, 1999
10.61*****	Consulting Agreement between the Registrant and David Collins dated as of October 18, 1999
10.62*****	Employment Agreement between the Registrant and Nancy E. Katz, dated as of October 18, 1999
10.63*****	Letter of Intent re Modification of Distribution Agreement between Registrant and Otsuka Pharmaceutical Co., Ltd. dated as of December 10, 1998
10.64###	Loan Modification Agreement between Registrant and Silicon Valley Bank dated as of November 15, 1999.
10.65###	Loan Modification Agreement between Registrant and Silicon Valley Bank dated as of January 30, 2000.
10.66###	Restated Technology Rights Agreement between Registrant and Howard B. Urnovitz, Ph.D. dated as of March 1, 2000.
10.67###	Technology Rights Agreement between Registrant and Chronix Biomedical dated as of March 1, 2000.
10.68^###	Exclusive Independent Contractor Agreement for Project Sentinel between Clinical Reference Laboratory, Inc. and Registrant dated as of January 21, 2000.
10.69^####	Distribution Agreement between the Registrant and American Edge Medical, dated as of May 1, 2000.
10.70^####	Distribution Agreement between the Registrant and Biobras S.A., dated as of May 11, 2000.
10.71^####	Distribution Agreement between the Registrant and Beijing Hua Ai Science and Technology Development Co. Ltd, dated as of May 16, 2000.
10.72####	Loan Modification Agreement between the Registrant and Silicon Valley Bank, dated as of May 24, 2000.
10.73^####	Fourth Amendment to the License Agreement between the Registrant and New York University, dated as of June 1, 2000.
10.74####	2000 Equity Incentive Plan.
10.75####	Lease Extension Agreement between the Registrant and Charles A. Grant and Mark Greenberg, dated June 26, 2000.
10.76####	Secured Promissory Note between the Registrant and Howard B. Urnovitz, dated June 30, 2000.

10.77^#####	Temporary Distribution Agreement between the Registrant and American Edge Medical Company effective August 1, 2000.
10.78#####	Extension of Consulting Agreement between Registrant and John DiPietro effective as of September 17, 2000.
10.79++	Convertible Debentures and Warrants Purchase Agreement between the Registrant and AMRO International, S.A. dated January 22, 2001.
10.80%	Extension of Consulting Agreement between the Registrant and William A. Boeger dated as of October 19, 2000.
10.81%	Second Amendment to Employment Agreement between the Registrant and Howard B. Urnovitz dated October 31, 2000.
10.82%	Consulting Agreement between the Registrant and David Collins dated as of October 19, 2000.
10.83^%	Agreement between the Registrant and Carter-Wallace, Inc. dated December 12, 2000.
10.84+	Stock Purchase Warrant to purchase common stock dated January 24, 2001 issued to Townsbury Investments Limited.
10.85+	Common Stock Purchase Agreement between Calypte and Townsbury Investments Limited dated November 2, 2000.
10.86+	Registration Rights Agreement between Calypte and Townsbury Investments Limited dated November 2, 2000.
10.87+	Escrow Agreement among Calypte, Townsbury Investments Limited and Epstein, Becker & Green, P.C. dated November 2, 2000.
10.88+	Amendment to Common Stock Purchase Agreement between Calypte and Townsbury Investments Limited dated January 24, 2001.
10.89%%	Agreement for Purchase and Sale of Preferred Stock of Pepgen Corporation between Registrant and Biotechnology Development Fund, L.P. and Biotechnology Fund II, L.P. dated April 17, 2001
10.90%%%	Consulting Agreement between the Registrant and David Collins dated as of October 19, 2001
10.91%%%	Third Addendum to Lease between the Registrant and Gee-Aspora LLC dated as of October 31, 2001
10.92++	Registration Rights Agreement between the Registrant and AMRO International, S.A. dated January 22, 2001.
10.93++	Escrow Agreement between the Registrant and AMRO International, S.A. dated January 22, 2001.
10.94++	Stock Purchase Warrant to purchase common stock issued to AMRO International, S.A. on January 24, 2001.
10.95++	6% Convertible Debenture in the principal amount of $550,000, due April 26, 2001, issued to AMRO International, S.A.
10.96++	6% Convertible Debenture in the principal amount of $550,000, due June 11, 2001, issued to AMRO International, S.A.
10.97+++	Common Stock Purchase Agreement between Calypte and Townsbury Investments Limited dated August 23, 2001.
10.98+++	Registration Rights Agreement between Calypte and Townsbury Investments Limited dated August 23, 2001.

10.99+++	Escrow Agreement among Calypte, Townsbury Investments Limited and New York Escrow Services, LLC dated August 23, 2001.
10.100+++	Stock Purchase Warrant to purchase Common Stock dated October 19, 2001 issued to Townsbury Investments Limited.
10.101^^^^^	Securities Purchase Agreement between the Registrant and Bristol Investment Fund, Ltd. dated as of February 11, 2002.
10.102^^^^^	Registration Rights Agreement between the Registrant and Bristol Investment Fund, Ltd. dated as of February 11, 2002.
10.103^^^^^	Security Agreement between the Registrant and Bristol Investment Fund, Ltd. dated as of February 11, 2002.
10.104^^^^^	Form of Secured Convertible Debenture Securities Purchase Agreement between the Registrant and Bristol Investment Fund, Ltd. dated as of February 11, 2002.
10.105^^^^^	Class A Stock Purchase Warrant for 1,700,000 shares of Common Stock issued to Bristol Investment Fund, Ltd.
10.106^^^^^	Class B Stock Purchase Warrant for 12,000,000 shares of Common Stock issued to Bristol Investment Fund, Ltd.
10.107^^^^^	Stock Purchase Warrant for 8,500 shares of Common Stock issued to Alexander Dunham Capital Group, Inc.
10.108^^^^^	Stock Purchase Warrant for 76,500 shares of Common Stock issued to Bristol Capital, LLC.
10.109%%%	Form of Common Stock Purchase Agreement between the Registrant and certain Purchasers dated November 13, 2001.
10.110%%%	Form of Common Stock Purchase Agreement with certain trade creditors issued pursuant to a private placement completed on February 12, 2002.
21.1*	Subsidiaries of the Registrant.
23.1	Consent of KPMG LLP, Independent Auditors.
23.2	Consent of Heller Ehrman White & McAuliffe LLP (included in opinion filed as Exhibit 5.1).
24.1	Power of Attorney (included on signature page to this Registration Statement).

*  Incorporated by reference from exhibits filed with the Company's Registration Statement on Form S-1 (File No. 333-04105) filed on May 20, 1996, as amended to June 25, 1996, July 15, 1996 and July 26, 1996.

**  Incorporated by reference from exhibits filed with the Company's Report on Form 10-K dated March 28, 1997.

***  Incorporated by reference from exhibits filed with the Company's Report on Form 10-K dated March 25, 1998.

****  Incorporated by reference from an exhibit filed with the Company's Report on Form 10-K dated March 25, 1999.

*****  Incorporated by reference from an exhibit filed with the Company's Report on Form 10-K dated March 30, 2000.

^  Confidential treatment has been granted as to certain portions of this exhibit.

^^  Incorporated by reference from an exhibit filed with the Company's Report on Form 10-Q dated August 12, 1998.

^^^  Incorporated by reference from an exhibit filed with the Company's Report on Form 8-K dated January 4, 1999.

^^^^  Incorporated by reference from an exhibit filed with the Company's Report on Form 8-K dated December 16, 1998.

^^^^^  Incorporated by reference from an exhibit filed with the Company's Report on Form 8-K dated February 15, 2002.

+  Incorporated by reference from an exhibit filed with the Company's Registration Statement on Form S-2 (File No. 333-54316) filed on January 25, 2001, as amended on February 9, 2001.

++  Incorporated by reference from an exhibit filed with the Company's Registration Statement on Form S-3 (File No. 333-58960) filed on April 13, 2001.

+++  Incorporated by reference from an exhibit filed with the Company's Registration Statement on Form S-2 (File No. 333-72268) filed on October 26, 2001.

++++  Incorporated by reference from an exhibit filed with the Company's Registration Statement on Form S-8 (File No. 333-70890) file on October 3, 2001.

#  Incorporated by reference from an exhibit filed with the Company's Report on Form 10-Q dated May 15, 1999.

##  Incorporated by reference from an exhibit filed with the Company's Report on Form 10-Q dated November 15, 1999.

###  Incorporated by reference from an exhibit filed with the Company's Report on Form 10-Q dated May 12, 2000.

####  Incorporated by reference from an exhibit filed with the Company's Report on Form 10-Q dated August 10, 2000.

#####  Incorporated by reference from an exhibit filed with the Company's Report on Form 10-Q dated November 7, 2000.

%  Incorporated by reference from an exhibit filed with the Company's Report on From 10-K dated March 5, 2001.

%%  Incorporated by reference from an exhibit filed with the Company's Report on Form 10-Q dated August 14, 2001.

%%%  Incorporated by reference from an exhibit filed with the Company's Report on Form 10-K dated March 11, 2002.

Item 17. Undertakings

(a)
The undersigned Registrant hereby undertakes:

1.
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)
to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

2.
That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5.
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

6.
The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14-a or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulations S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant, Calypte Biomedical Corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-2 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Alameda, State of California, on the 11th day of March, 2002.

CALYPTE BIOMEDICAL CORPORATION
By:	/s/ NANCY E. KATZ Nancy E. Katz Chief Executive Officer, President and Director

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Nancy E. Katz his or her true and lawful attorney in fact and agent, with full power of substitution and resubstitution, for him or her and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to the Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-2 has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ DAVID COLLINS* David Collins	Chairman of Board of Directors	March 11, 2002
/s/ NANCY E. KATZ Nancy E. Katz	Chief Executive Officer, President and Director	March 11, 2002
/s/ RICHARD D. BROUNSTEIN Richard D. Brounstein	Executive Vice President, Chief Financial Officer and Director (Principal Financial and Accounting Officer)	March 11, 2002
/s/ JOHN J. DIPIETRO* John J. Dipietro	Director	March 11, 2002
/s/ PAUL FREIMAN* Paul Freiman	Director	March 11, 2002
/s/ JULIUS R. KREVANS, M.D.* Julius R. Krevans, M.D.	Director	March 11, 2002
/s/ MARK NOVITCH, M.D.* Mark Novitch, M.D.	Director	March 11, 2002
/s/ ZAFAR I. RANDAWA, PH.D.* Zafar I. Randawa, Ph.D.	Director	March 11, 2002
/s/ CLAUDIE E. WILLIAMS* Claudie E. Williams	Director	March 11, 2002
/s/ NANCY E. KATZ Nancy E. Katz *ATTORNEY-IN-FACT

EXHIBIT INDEX

Exhibit Number	Description
2.1^^	Asset Purchase Agreement, dated as of November 18, 1998, between Calypte and Cambridge.
3.1%	Bylaws of the Registrant, as amended on April 19, 2000.
3.2**	Restated Certificate of Incorporation of Calypte Biomedical Corporation, a Delaware corporation, filed July 31, 1996.
3.3+++	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of Calypte Biomedical Corporation effective as of September 28, 2001.
4.1^^^^	Rights Agreement between the Registrant and ChaseMellon Shareholders L.L.C. as Rights Agents dated December 15, 1998.
5.1+++	Opinion of Heller Ehrman White & McAuliffe LLP.
10.1*	Form of Indemnification Agreement between the Company and each of its directors and officers.
10.2++++	2000 Incentive Stock Plan, as amended.
10.3####	1995 Director Option Plan, as amended.
10.4++++	1995 Employee Stock Purchase Plan.
10.5*	Lease Agreement between the Registrant and Charles A. Grant and Mark Greenberg, dated as of November 30, 1990.
10.6*	Second Lease Extension Agreement between Registrant and Charles A. Grant and Mark Greenberg, dated as of May 14, 1991.
10.7*	Lease Extension Agreement between Registrant and Charles A. Grant and Mark Greenberg, dated as of February 5, 1992.
10.8*	Lease Extension Agreement between Registrant and Charles A. Grant and Mark Greenberg, dated as of April 15, 1993.
10.9*	Standard Form Lease 1255-1275 Harbor Bay Parkway Harbor Bay Business Park between Commercial Center Bank and the Registrant, dated as of August 22, 1992.
10.12*	Employment Agreement between the Registrant and Howard B. Urnovitz, dated as of January 25, 1995.
10.15^*	License Agreement between the Registrant and New York University, dated as of August 13, 1993.
10.16*	First Amendment to License Agreement between the Registrant and New York University, dated as of January 11, 1995.
10.17*	Second Amendment to License Agreement between the Registrant and New York University, dated as of October 15, 1995.
10.18^*	Third Amendment to License Agreement between the Registrant and New York University, dated as of January 31, 1996.
10.19^*	Research Agreement between the Registrant and New York University, dated August 12, 1993.
10.20^*	First Amendment to Research Agreement between the Registrant and New York University, dated as of January 11, 1995.
10.21^*	Sublicense Agreement between the Registrant and Cambridge Biotech Corporation, dated as of March 31, 1992.
10.22^*	Master Agreement between the Registrant and Cambridge Biotech Corporation, dated as of April 12, 1996.

10.23^*	Sub-License Agreement between the Registrant and Cambridge Biotech Corporation, dated as of April 12, 1996.
10.24^*	Agreement between the Registrant and Repligen Corporation, dated as of March 8, 1993.
10.25^*	Non-Exclusive License Agreement between the Registrant and The Texas A&M University System, dated as of September 12, 1993.
10.27^*	Distribution Agreement between the Registrant and Otsuka Pharmaceutical Co., Ltd., dated as of August 7, 1994.
10.29^*	Distribution Agreement between the Registrant and Travenol Laboratories (Israel), Ltd., dated as of December 31, 1994.
10.33*	Form of Option Agreement for Stockholders of Pepgen Corporation, dated as of October 12, 1995.
10.35*	Equipment Lease Agreement between the Registrant and Phoenix Leasing, dated as of August 20, 1993.
10.36*	Equipment Lease Agreement between the Registrant and Meier Mitchell/GATX, dated as of August 20, 1993.
10.37**	Lease Extension Agreement between the Registrant and Charles A. Grant and Mark Greenberg, dated as of February 3, 1997.
10.39**	Equipment Lease Agreement between the Registrant and MMC/GATX, dated September 30, 1996.
10.40^**	Joint Venture Agreement between the Registrant and Trinity Biotech plc
10.41***	Second Addendum to Lease between the Registrant and Commercial Center Bank dated as of July 21, 1997.
10.42***	Lease extension agreement between the Registrant and Charles A. Grant and Mark Greenberg, dated December 9, 1997.
10.45^^	Lease extension agreement between the Registrant and Charles A. Grant and Mark Greenberg, dated April 25, 1998.
10.46****	Employment Agreement between the Registrant and William A. Boeger dated as of October 28, 1998.
10.47****	Employment Agreement between the Registrant and John J. DiPietro dated as of October 28, 1998.
10.48****	Guaranty made by Chih Ping Liu for the benefit of the Registrant dated September 30, 1998.
10.49#	Loan and Security Agreement between the Registrant and Silicon Valley Bank, dated December 21, 1998
10.50#	Lease Extension Agreement between the Registrant and Charles A. Grant and Mark Greenberg, dated February 26, 1999
10.51##	Non-Exclusive Patent and License Agreement between the Registrant and Public Health Service, dated June 30, 1999
10.52##	Distribution Agreement between the Registrant and Carter-Wallace, Inc., dated as of September 9, 1999
10.53##	Letter Agreement between the Registrant and John J. DiPietro, dated as of September 17, 1999
10.54##	Consulting Agreement between the Registrant and John J. DiPietro, dated as of September 17, 1999
10.55*****	Master Lease Agreement between Aquila Biopharmaceuticals, Inc., Landlord, and Biomerieux Vitek, Inc., Tenant, dated as of October 22, 1996

10.56*****	First Amendment to Lease between Aquila Biopharmaceuticals, Inc. Landlord, and Biomerieux Vitek, Inc., Tenant, dated October 2, 1997
10.57*****	Sublease Agreement between Registrant and Cambridge Biotech Corporation, assignee of Biomerieux, Inc. dated as of December 17, 1998
10.58*****	Sublease Agreement between Registrant and Cambridge Biotech Corporation, sublessee of DynCorp, dated as of December 17, 1998
10.59*****	Lease Extension Agreement between the Registrant and Charles A. Grant and Mark Greenberg, dated October 12, 1999
10.60*****	Consulting Agreement between the Registrant and William A. Boeger dated as of October 18, 1999
10.61*****	Consulting Agreement between the Registrant and David Collins dated as of October 18, 1999
10.62*****	Employment Agreement between the Registrant and Nancy E. Katz, dated as of October 18, 1999
10.63*****	Letter of Intent re Modification of Distribution Agreement between Registrant and Otsuka Pharmaceutical Co., Ltd. dated as of December 10, 1998
10.64###	Loan Modification Agreement between Registrant and Silicon Valley Bank dated as of November 15, 1999.
10.65###	Loan Modification Agreement between Registrant and Silicon Valley Bank dated as of January 30, 2000.
10.66###	Restated Technology Rights Agreement between Registrant and Howard B. Urnovitz, Ph.D. dated as of March 1, 2000.
10.67###	Technology Rights Agreement between Registrant and Chronix Biomedical dated as of March 1, 2000.
10.68^###	Exclusive Independent Contractor Agreement for Project Sentinel between Clinical Reference Laboratory, Inc. and Registrant dated as of January 21, 2000.
10.69^####	Distribution Agreement between the Registrant and American Edge Medical, dated as of May 1, 2000.
10.70^####	Distribution Agreement between the Registrant and Biobras S.A., dated as of May 11, 2000.
10.71^####	Distribution Agreement between the Registrant and Beijing Hua Ai Science and Technology Development Co. Ltd, dated as of May 16, 2000.
10.72####	Loan Modification Agreement between the Registrant and Silicon Valley Bank, dated as of May 24, 2000.
10.73^####	Fourth Amendment to the License Agreement between the Registrant and New York University, dated as of June 1, 2000.
10.74####	2000 Equity Incentive Plan.
10.75####	Lease Extension Agreement between the Registrant and Charles A. Grant and Mark Greenberg, dated June 26, 2000.
10.76####	Secured Promissory Note between the Registrant and Howard B. Urnovitz, dated June 30, 2000.
10.77^#####	Temporary Distribution Agreement between the Registrant and American Edge Medical Company effective August 1, 2000.
10.78#####	Extension of Consulting Agreement between Registrant and John DiPietro effective as of September 17, 2000.
10.79++	Convertible Debentures and Warrants Purchase Agreement between the Registrant and AMRO International, S.A. dated January 22, 2001.

10.80%	Extension of Consulting Agreement between the Registrant and William A. Boeger dated as of October 19, 2000.
10.81%	Second Amendment to Employment Agreement between the Registrant and Howard B. Urnovitz dated October 31, 2000.
10.82%	Consulting Agreement between the Registrant and David Collins dated as of October 19, 2000.
10.83^%	Agreement between the Registrant and Carter-Wallace, Inc. dated December 12, 2000.
10.84+	Stock Purchase Warrant to purchase common stock dated January 24, 2001 issued to Townsbury Investments Limited.
10.85+	Common Stock Purchase Agreement between Calypte and Townsbury Investments Limited dated November 2, 2000.
10.86+	Registration Rights Agreement between Calypte and Townsbury Investments Limited dated November 2, 2000.
10.87+	Escrow Agreement among Calypte, Townsbury Investments Limited and Epstein, Becker & Green, P.C. dated November 2, 2000.
10.88+	Amendment to Common Stock Purchase Agreement between Calypte and Townsbury Investments Limited dated January 24, 2001.
10.89%%	Agreement for Purchase and Sale of Preferred Stock of Pepgen Corporation between Registrant and Biotechnology Development Fund, L.P. and Biotechnology Fund II, L.P. dated April 17, 2001
10.90%%%	Consulting Agreement between the Registrant and David Collins dated as of October 19, 2001
10.91%%%	Third Addendum to Lease between the Registrant and Gee-Aspora LLC dated as of October 31, 2001
10.92++	Registration Rights Agreement between the Registrant and AMRO International, S.A. dated January 22, 2001.
10.93++	Escrow Agreement between the Registrant and AMRO International, S.A. dated January 22, 2001.
10.94++	Stock Purchase Warrant to purchase common stock issued to AMRO International, S.A. on January 24, 2001.
10.95++	6% Convertible Debenture in the principal amount of $550,000, due April 26, 2001, issued to AMRO International, S.A.
10.96++	6% Convertible Debenture in the principal amount of $550,000, due June 11, 2001, issued to AMRO International, S.A.
10.97+++	Common Stock Purchase Agreement between Calypte and Townsbury Investments Limited dated August 23, 2001.
10.98+++	Registration Rights Agreement between Calypte and Townsbury Investments Limited dated August 23, 2001.
10.99+++	Escrow Agreement among Calypte, Townsbury Investments Limited and New York Escrow Services, LLC dated August 23, 2001.
10.100+++	Stock Purchase Warrant to purchase Common Stock dated October 19, 2001 issued to Townsbury Investments Limited.
10.101^^^^^	Securities Purchase Agreement between the Registrant and Bristol Investment Fund, Ltd. dated as of February 11, 2002.
10.102^^^^^	Registration Rights Agreement between the Registrant and Bristol Investment Fund, Ltd. dated as of February 11, 2002.

10.103^^^^^	Security Agreement between the Registrant and Bristol Investment Fund, Ltd. dated as of February 11, 2002.
10.104^^^^^	Form of Secured Convertible Debenture Securities Purchase Agreement between the Registrant and Bristol Investment Fund, Ltd. dated as of February 11, 2002.
10.105^^^^^	Class A Stock Purchase Warrant for 1,700,000 shares of Common Stock issued to Bristol Investment Fund, Ltd.
10.106^^^^^	Class B Stock Purchase Warrant for 12,000,000 shares of Common Stock issued to Bristol Investment Fund, Ltd.
10.107^^^^^	Stock Purchase Warrant for 8,500 shares of Common Stock issued to Alexander Dunham Capital Group, Inc.
10.108^^^^^	Stock Purchase Warrant for 76,500 shares of Common Stock issued to Bristol Capital, LLC.
10.109%%%	Form of Common Stock Purchase Agreement between the Registrant and certain Purchasers dated November 13, 2001.
10.110%%%	Form of Common Stock Purchase Agreement with certain trade creditors issued pursuant to a private placement completed on February 12, 2002.
21.1*	Subsidiaries of the Registrant.
23.1	Consent of KPMG LLP, Independent Auditors.
23.2	Consent of Heller Ehrman White & McAuliffe LLP (included in opinion filed as Exhibit 5.1).
24.1	Power of Attorney (included on signature page to this Registration Statement).

*  Incorporated by reference from exhibits filed with the Company's Registration Statement on Form S-1 (File No. 333-04105) filed on May 20, 1996, as amended to June 25, 1996, July 15, 1996 and July 26, 1996.

**  Incorporated by reference from exhibits filed with the Company's Report on Form 10-K dated March 28, 1997.

***  Incorporated by reference from exhibits filed with the Company's Report on Form 10-K dated March 25, 1998.

****  Incorporated by reference from an exhibit filed with the Company's Report on Form 10-K dated March 25, 1999.

*****  Incorporated by reference from an exhibit filed with the Company's Report on Form 10-K dated March 30, 2000.

^  Confidential treatment has been granted as to certain portions of this exhibit.

^^  Incorporated by reference from an exhibit filed with the Company's Report on Form 10-Q dated August 12, 1998.

^^^  Incorporated by reference from an exhibit filed with the Company's Report on Form 8-K dated January 4, 1999.

^^^^  Incorporated by reference from an exhibit filed with the Company's Report on Form 8-K dated December 16, 1998.

^^^^^  Incorporated by reference from an exhibit filed with the Company's Report on Form 8-K dated February 15, 2002.

+  Incorporated by reference from an exhibit filed with the Company's Registration Statement on Form S-2 (File No. 333-54316) filed on January 25, 2001, as amended on February 9, 2001.

++  Incorporated by reference from an exhibit filed with the Company's Registration Statement on Form S-3 (File No. 333-58960) filed on April 13, 2001.

+++  Incorporated by reference from an exhibit filed with the Company's Registration Statement on Form S-2 (File No. 333-72268) filed on October 26, 2001.

++++  Incorporated by reference from an exhibit filed with the Company's Registration Statement on Form S-8 (File No. 333-70890) file on October 3, 2001.

#  Incorporated by reference from an exhibit filed with the Company's Report on Form 10-Q dated May 15, 1999.

##  Incorporated by reference from an exhibit filed with the Company's Report on Form 10-Q dated November 15, 1999.

###  Incorporated by reference from an exhibit filed with the Company's Report on Form 10-Q dated May 12, 2000.

####  Incorporated by reference from an exhibit filed with the Company's Report on Form 10-Q dated August 10, 2000.

#####  Incorporated by reference from an exhibit filed with the Company's Report on Form 10-Q dated November 7, 2000.

%  Incorporated by reference from an exhibit filed with the Company's Report on From 10-K dated March 5, 2001.

%%  Incorporated by reference from an exhibit filed with the Company's Report on Form 10-Q dated August 14, 2001.

%%%  Incorporated by reference from an exhibit filed with the Company's Report on Form 10-K dated March 11, 2002.

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WHERE YOU CAN FIND MORE INFORMATION
THE COMPANY
RECENT DEVELOPMENTS
THE OFFERING
RISK FACTORS
USE OF PROCEEDS
DILUTION
THE COMMON STOCK PURCHASE AGREEMENT
THE DRAW DOWN PROCEDURE AND THE STOCK PURCHASES
SELLING SECURITY HOLDER
DESCRIPTION OF CAPITAL STOCK
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 14. Other Expenses of Issuance and Distribution.
  Item 15. Indemnification of Directors and Officers.
  Item 16. Exhibits.
  Item 17. Undertakings
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX